EXHIBIT 11
STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE


                                        For the Three Months Ended
                                   March 27, 1997            March 29, 1995
                            Primary   Fully Diluted  Primary   Fully Diluted

Weighted average shares
  outstanding:
  Common shares               3,124,962  3,124,962     3,250,632   3,250,632
    Dilutive shares
    available under
    stock options                73,857     81,101        29,147      29,147

Weighted average common
  shares and common
  stock equivalents
  outstanding                 3,198,819  3,206,063     3,279,779   3,279,779

Net earnings applicable
  to common shares             $613,345   $613,345      $727,721    $727,721

Earnings per share                $0.19      $0.19         $0.22       $0.22


                                       For the Nine Months Ended
                                    March 27, 1997          March 29, 1996
                              Primary   Fully Diluted   Primary   Fully Diluted

Weighted average shares
  outstanding:
  Common shares               3,054,432  3,054,432     3,206,177   3,206,177
    Dilutive shares
    available under
    stock options                58,185     71,445        25,717      28,485

Weighted average common
  shares and common
  stock equivalents
  outstanding                 3,112,617  3,125,877     3,231,894   3,234,662

Net earnings applicable
  to common shares           $2,385,757 $2,385,757    $3,026,992  $3,026,992

Earnings per share                $0.77      $0.76         $0.94       $0.94